Exhibit  23.1

              INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE

The  Board  of  Directors  and  Stockholders
ResMed  Inc.:

The audits referred to in our report dated August 6, 1999, included the related financial statement schedule as of June 30, 1999 and for each of the years in the three-year period ended June 30, 1999. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to incorporation by reference in the registration statement (No. 333-08013) on Form S-8 of ResMed Inc. of our reports included herein.




/s/  KPMG  LLP
KPMG  LLP
San  Diego,  California
September  13,  1999